SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934 (Amendment No.     )

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                                                                              EQ ADVISORS TRUST

                           (Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 9, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about organizational changes to the sub-adviser for the AXA/Templeton Global Equity Managed Volatility Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The changes discussed in this Information Statement became effective on or about January 1, 2018.

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a Sub-Adviser to the Trust and the approval of a New Agreement (defined below).

In July 2017, Templeton Investment Counsel, LLC (“Templeton Investment Counsel”), then Sub-Adviser for the Active Allocation Portion of the Portfolio, announced that Cindy L. Sweeting, CFA, President and Director of Templeton Investment Counsel and lead portfolio manager for the Active Allocation Portion of the Portfolio, was retiring effective December 31, 2017. Templeton Investment Counsel advised FMG LLC that they would like to shift Ms. Sweeting’s portfolio management responsibilities with respect to the Portfolio to Norman Boersma, CFA, Chief Investment Officer of Templeton Global Equity Group and President of Templeton Global Advisors Limited (“Templeton Global”), an affiliated entity of Templeton Investment Counsel. Effective as of January 1, 2018, Ms. Sweeting no longer serves as a portfolio manager for the Portfolio and Mr. Boersma became the person primarily responsible for the securities selection, research and trading for the Active Allocated Portion of the Portfolio. In conjunction with this change, the entity with which FMG LLC contracts to provide sub-advisory services with respect to the Portfolio changed from Templeton Investment Counsel to Templeton Global. In addition, a portion of the Portfolio seeks to track the performance of an index (“Index Allocated Portion”): BlackRock Investment Management, LLC is the Sub-Adviser for the Index Allocated Portion of the Portfolio.

At a regular meeting of the Board held on December 12-13, 2017, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, , FMG LLC, the Sub-Adviser or the Distributor (“Independent Trustees”), considered and unanimously approved FMG LLC’s proposal to:

(i)

terminate the Investment Sub-Advisory Agreement between FMG LLC and Templeton Investment Counsel, dated May 1, 2011 and most recently approved by the Board at a regular meeting held on July 18-20, 2017, with respect to the Portfolio (“Old Agreement”); and

(ii)	approve a new Investment Sub-Advisory Agreement between FMG LLC and Templeton Global with respect to the Portfolio (“New Agreement”).

Factors Considered by the Board

In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by Templeton Global; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to Templeton Global and its affiliates (i.e., indirect benefits that Templeton Global would not receive but for the existence of the Portfolio). In considering the New Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

The Board noted that Templeton Investment Counsel and Templeton Global are both affiliates of Templeton Resources, Inc., and that other affiliates of Templeton Resources, Inc. currently serve as sub-advisers for other portfolios of the Trust. The Board noted that it had most recently approved the investment sub-advisory agreements with Templeton Investment Counsel and these other affiliates of Templeton Resources, Inc. at a meeting held on July 18-20, 2017.

In connection with its deliberations, the Board took into account information prepared by FMG LLC and Templeton Global, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by Templeton Global, as well as Templeton Global’s investment personnel, the proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the relevant meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees met in executive session during the meeting to review the information provided. The Independent Trustees were assisted by independent counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement. In approving the New Agreement, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of all information, determined that the proposed sub-advisory fee was fair and reasonable, and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by Templeton Global. In addition to the investment performance information discussed below, the Board considered Templeton Global’s responsibilities with respect to the Portfolio (or the allocated portion thereof) pursuant to the New Agreement, and Templeton Global’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that Templeton Global, subject to the oversight of FMG LLC, would be responsible for making investment decisions with respect to the Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding Templeton Global’s process for selecting investments for the Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of Templeton Global’s portfolio managers who would provide services to the Portfolio. In this regard, the Board noted that it is expected that the overall services to be provided by Templeton Global under the New Agreement will not change from the overall services provided by Templeton Investment Counsel under the Old Agreement and that the investment strategies, philosophy and approach employed with respect to the Portfolio will not change. The Board also considered information regarding Templeton Global’s procedures for executing portfolio transactions for the Portfolio (or the allocated portion thereof) and Templeton Global’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding Templeton Global’s trading experience and how Templeton Global would seek to achieve “best execution” on behalf of the Portfolio (or the allocated portion thereof). The Board’s conclusion regarding the nature, quality and extent of the overall services to be provided by Templeton Global also was based, in part, on the Trustees’ experience and familiarity with affiliates of Templeton Resources, Inc. serving as sub-advisers for other portfolios of the Trust and on periodic reports provided to the Trustees regarding the services provided by affiliates of Templeton Resources, Inc. to those other portfolios.

The Board also factored into its review its familiarity with Templeton Resources, Inc.’s compliance program, policies and procedures, noting that it had considered the Portfolio’s Chief Compliance Officer’s evaluation of the same compliance program, policies and procedures in connection with its approval of the investment sub-advisory agreements with Templeton Investment Counsel and the other affiliates of Templeton Resources, Inc. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Templeton Global and reviewed information regarding Templeton Global’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also received and reviewed performance data relating to Templeton Global’s management of other funds and/or accounts with a similar investment strategy as the Portfolio (or the allocated portion thereof), as compared to an appropriate peer group and benchmark. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered Templeton Global’s expertise, resources, proposed investment strategy, and personnel for advising the Portfolio (or the allocated portion thereof).

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by Templeton Global were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board considered the proposed sub-advisory fee for Templeton Global in light of the nature, quality and extent of the overall services to be provided by Templeton Global. In this regard, the Board noted that the sub-advisory fee that Templeton Global would receive under the New Agreement would be based on the same fee schedule in effect under the Old Agreement with Templeton Investment Counsel. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to Templeton Global with respect to the Portfolio and the management fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and Templeton Global. The Board also considered the proposed sub-advisory fee in light of the fees that Templeton Global charges under other advisory agreements with other clients. The Board noted that the management fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that FMG LLC, and not the Portfolio, would pay Templeton Global and that the proposed sub-advisory fee was negotiated between FMG LLC and Templeton Global. Moreover, the Board noted that FMG LLC generally is aware of the fees charged by sub-advisers to other clients and that FMG LLC believes that the fee agreed upon with Templeton Global is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee for Templeton Global is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of FMG LLC. FMG LLC advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged FMG LLC’s view of sub-adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to Templeton Global is the product of negotiations with FMG LLC and reflects levels of profitability acceptable to FMG LLC and Templeton Global based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule with respect to the Portfolio includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under Templeton Global’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to FMG LLC and not to investors. The Board also noted that the sub-advisory fee rate schedule for Templeton Global aggregates the assets managed by Templeton Global in the Portfolio with the assets managed by affiliates of Templeton Global in other portfolios of the Trust for which such affiliates currently serve as sub-advisers. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by FMG LLC, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to Templeton Global, including the following. The Board considered that Templeton Global, through its position as a Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. The Board also noted that affiliates of Templeton Resources, Inc. currently serve as sub-advisers for other portfolios of the Trust and receive sub-advisory fees with respect to those portfolios. The Board also recognized that Templeton Global and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, insurance products issued by FMG LLC’s affiliated insurance companies and that the proceeds of those sales may be invested in the Portfolio. The Board also recognized that Templeton Global and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, other investment products issued by FMG LLC or its affiliates. In addition, the Board noted that Templeton Global may benefit from greater exposure in the marketplace with respect to Templeton Global’s investment process and from expanding its level of assets under management, and Templeton Global may derive benefits from its association with FMG LLC and other Sub-Advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to Templeton Global are fair and reasonable.

Templeton Global replaced Templeton Investment Counsel as a Sub-Adviser to the Portfolio effective as of January 1, 2018.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between FMG LLC and Templeton Global are substantially similar to the terms of the Old Agreement between FMG LLC and Templeton Investment Counsel, except as to the effective date, and except that the New Agreement includes: a more detailed description of FMG LLC’s general responsibilities with respect to the Portfolio, including the responsibilities for which FMG LLC remains responsible in connection with its delegation of responsibilities to the Sub-Adviser; certain representations by FMG LLC regarding compliance with certain Commodity Futures Trading Commission regulations, as applicable; a more detailed description of FMG LLC’s and Templeton Global’s confidentiality obligations with respect to information obtained in connection with their respective duties under the New Agreement; and certain other non-material changes. Pursuant to the New Agreement, Templeton Global is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to Templeton Global from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New Agreement will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and Templeton Global, or by FMG LLC or Templeton Global on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to Templeton Global. The appointment of Templeton Global as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to FMG LLC.

The New Agreement generally provides that Templeton Global will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by Templeton Global with respect to the Portfolio, except that nothing in the New Agreement limits Templeton Global’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Templeton Global in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by Templeton Global to FMG LLC or the Trust.

Information Regarding Templeton Global Advisors Limited

The following provides additional information about Templeton Global. Information with respect to advisory fee(s) paid to Templeton Global by comparable fund(s) subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Templeton Global is organized as a Company Limited by Shares in the country of The Bahamas and is an indirect, wholly owned subsidiary of Franklin Resources, Inc. (“Resources), a publicly owned company engaged in the financial services industry. Charles B. Johnson and Rupert H. Johnson, Jr. are principal shareholders of Resources. As of December 31, 2017, Templeton Global had approximately $43.06 billion in assets under management.

Effective as of January 1, 2018, Norman Boersma is primarily responsible for the securities selection, research and trading for the Active Allocation Portion of the Portfolio. Mr. Boersma is the President and a lead portfolio manager of Templeton Global. He is also the chief investment officer of Templeton Global Equity Group (“TGEG”) and previously served as director of research and portfolio management. Mr. Boersma has served as lead portfolio manager of TGEG’s flagship fund, Templeton Growth Fund, since 2011. Mr. Boersma joined Franklin Templeton in 1991 and was an investment officer with the Ontario Hydro Pension Fund prior to that.

Templeton Global’s office is located at Lyford Cay, Nassau, Bahamas. Templeton Global’s principal executive officers and directors include:

Name	Title/Responsibilities
Norman J. Boersma	President, CEO and Director
Kenneth A. Lewis	Executive Vice President
Craig S. Tyle	Chief Legal Officer
Madison S. Gulley	Executive Vice President
Jennifer M. Johnson	Director
Mark L. Constant	Treasurer
Edgerton T. Scott	Executive Vice President
Michael J. D’Agrosa	Chief Compliance Officer
Heather E. Arnold	Director
James R. Harper	Executive Vice President, Portfolio Manager and Analyst

The address of each of these individuals is Lyford Cay, Nassau, Bahamas.

For its services to the Portfolio, Templeton Global receives a sub-advisory fee as follows: 0.500% of the Related Portfolios’ (as defined below) average daily net assets up to and including $200 million; 0.375% of the Related Portfolios’ average daily net assets in excess of $200 million and up to and including $500 million; and 0.350% of the Related Portfolios’ average daily net assets in excess of $500 million. For purposes of determining the annual advisory fee rate, the assets of the portion of the Portfolio allocated to Templeton Global are aggregated with the assets of the portions of the AXA/Franklin Balanced Managed Volatility Portfolio, the AXA/Franklin Small Cap Value Managed Volatility Portfolio, the AXA/Mutual Large Cap Equity Managed Volatility Portfolio, the Multimanager Mid Cap Growth Portfolio and the 1290 Global Equity Managers Fund allocated to affiliates of Templeton Global (collectively, the “Related Portfolios”).

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2017, the Portfolio did not pay any brokerage commissions to its affiliates.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of December 31, 2017, FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of December 31, 2017, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

As of December 31, 2017, there were no shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio.

A copy of the Trust’s 2017 Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fee(s) charged by Templeton Global to comparable fund(s) subject to the 1940 Act that it advises.

Name of Fund	Assets as of December 31, 2017	Advisory Fee Rate (% of average daily net assets)
Templeton Growth Fund, Inc.	$14,156,143,800.66

0.780% up to and including $200 million;

0.765% over $200 million, up to and including $700 million;

0.730% over $700 million, up to and including $1 billion;

0.715% over $1 billion, up to and including $1.2 billion;

0.690% over $1.2 billion, up to and including $5 billion;

0.675% over $5 billion, up to and including $10 billion;

0.655% over $10 billion, up to and including $15 billion;

0.635% over $15 billion, up to and including $20 billion;

0.615% over $20 billion, up to and including $25 billion;

0.605% over $25 billion, up to and including $30 billion;

0.595% over $30 billion, up to and including $35 billion;

0.585% over $35 billion, up to and including $40 billion;

0.575% over $40 billion, up to and including $45 billion; and

0.565% in excess of $45 billion.

		The fee is computed monthly, based on the Fund’s average daily net assets during the month preceding each payment, according to the terms of the management agreement. Each class of the Fund’s shares pays its proportionate share of the fee.

EQ ADVISORS TRUST

1290 AVENUE OF THE AMERICAS

NEW YORK, NY 10104

February 9, 2018

VIA EDGAR

Filing Desk

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Re:	EQ Advisors Trust – Definitive

  Information Statement File No.: 811-07953

Dear Madam or Sir:

On behalf of EQ Advisors Trust (“Trust”), attached for filing via the EDGAR System pursuant to Section 14(c) under the Securities Exchange Act of 1934, as amended, and Regulation 14(c) thereunder, is a definitive Information Statement with respect to the AXA/Templeton Global Equity Managed Volatility Portfolio, a series of the Trust.

If you have any questions or comments regarding this filing, please do not hesitate to contact me at (212) 314-2707, or Mark Amorosi, Esq., of K&L Gates LLP, counsel to the Trust, at (202) 778-9351.

Sincerely,

/s/ Anthony Geron
Anthony Geron
Assistant Secretary

Attachment

cc:  Patricia Louie, Esq.

 Mark C. Amorosi, Esq.